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                                                                    Exhibit 99.3

PHILLIPS-VAN HEUSEN, CLUETT AMERICAN COMPLETE TRANSACTIONS

         NEW YORK -- (July 24, 2000) -- Cluett American Corp. said today that it has completed the licensing of its U.S. Arrow trademark for men's and boys' dress shirts and sportswear to the Phillips-Van Heusen Corporation (NYSE: PVH). Cluett also said that it completed the sale of its wholly-owned subsidiary, the Cluett Designer Group Inc., to Phillips- Van Heusen. This unit is the domestic licensee for the design, sourcing and distribution of dress shirts bearing the Kenneth Cole trademark.

         The two transactions were initially announced on June 13, 2000. Cluett currently licenses the Arrow brand name to 33 separate licensees in 75 countries worldwide.

         Cluett American Corp. is a leading designer, manufacturer and marketer of men's, women's and children's socks under the company-owned Gold Toe brand, as well as licensed brands Nautica, Jockey and North Face in the United States. The company is also the domestic licensee and manufacturer of Kenneth Cole men's socks and is the worldwide licensor/brand manager for the Arrow trademark.

         Phillips-Van Heusen Corporation is one of the leading apparel and footwear companies in the world. Its roster of nationally recognized brands includes Van Heusen, Izod, G.H. Bass & Co., Geoffrey Beene and now Arrow. In addition, the company licenses DKNY, FUBU, Regis by The Van Heusen Company, John Henry and Manhattan for dress shirts.

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Contacts:         Emanuel Chirico
                  Executive Vice President & Chief Financial Officer Phillips-Van Heusen Corporation
                  (212) 381-3503
                  www.pvh.com

                  Bryan P. Marsal
                  Chairman and Chief Executive Officer
                  Cluett American Corp.
                  (212) 984-8915